     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 1, 2002
                                                        Registration No. 333-
=============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                           K-V PHARMACEUTICAL COMPANY
             (Exact name of registrant as specified in its charter)

                             ----------------------

                   DELAWARE                          43-0618919
        (State or other jurisdiction of           (I.R.S. Employer
        incorporation or organization)           Identification No.)

                             2503 SOUTH HANLEY ROAD
                            ST. LOUIS, MISSOURI 63144
                                 (314) 645-6600
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                               GERALD R. MITCHELL
                          VICE PRESIDENT, TREASURER AND
                             CHIEF FINANCIAL OFFICER
                           K-V PHARMACEUTICAL COMPANY
                             2503 SOUTH HANLEY ROAD
                            ST. LOUIS, MISSOURI 63144
                                 (314) 645-6600
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ----------------------

                         Copy of all correspondence to:
                              THOMAS A. LITZ, ESQ.
                               THOMPSON COBURN LLP
                                ONE US BANK PLAZA
                            ST. LOUIS, MISSOURI 63101
                            TELEPHONE: (314) 552-6000
                            FACSIMILE: (314) 552-7000

         Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /
                                                            ----------------
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                                                  ----------------

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                                                  CALCULATION OF REGISTRATION FEE
==================================================================================================================================
                                                                                   PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES    AMOUNT TO BE         PROPOSED MAXIMUM            AGGREGATE
        TO BE REGISTERED              REGISTERED    OFFERING PRICE PER SHARE (1)  OFFERING PRICE (1)   AMOUNT OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------
  Class A common stock, par value
  $0.01 per share (2)............   750,000 shares             $28.40                 $21,300,000               $1,959.60
==================================================================================================================================

(1)  Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(c)
     based on the average of the high and low prices on April 30, 2002 as reported on the New York Stock Exchange.

(2)  Shares to be issued by the Registrant pursuant to the K-V Pharmaceutical Company 2002 Consultants Plan.

                         -------------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT
THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
=============================================================================

* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *
* The information in this prospectus is not complete and may be changed. We   *
* may not sell these securities until the registration statement filed with   *
* the Securities and Exchange Commission is effective. This prospectus is not *
* an offer to sell these securities and it is not soliciting offers to buy    *
* these securities in any state where the offer or sale is not permitted.     *
* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *


                 SUBJECT TO COMPLETION, DATED MAY 1, 2002



                     750,000 SHARES OF CLASS A COMMON STOCK
                             TO BE ISSUED UNDER THE
                K-V PHARMACEUTICAL COMPANY 2002 CONSULTANTS PLAN



                            [KV PHARMACEUTICAL LOGO]





                                 ---------------

         The shares of Class A Common Stock, par value $0.01 per share, offered by this prospectus may be issued from time to time by K-V Pharmaceutical Company to participants in the K-V Pharmaceutical Company 2002 Consultants Plan in consideration for consulting and other services provided to our company by independent consultants. Each share of Class A common stock granted under the plan will be valued at 100% of the fair market value of the share on the date of issuance.

         Our Class A common stock is traded on the New York Stock Exchange under the symbol "KV.A." On April 30, 2002, the last reported sale price for our Class A common stock on the New York Stock Exchange was $28.75 per share.

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

         Our principal executive offices are located at 2503 South Hanley Road, St. Louis, Missouri 63144, and our telephone number is (314) 645-6600.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.





              The date of this prospectus is           , 2002.

                                                TABLE OF CONTENTS
                                                 PAGE                                                       PAGE
                                                 ----                                                       ----
RISK FACTORS........................................2      EXPERTS.............................................9
USE OF PROCEEDS.....................................8      WHERE YOU CAN FIND
PLAN OF DISTRIBUTION FOR SHARES ISSUED                       MORE INFORMATION..................................9
  UNDER THE  2002 CONSULTANTS PLAN..................8      INFORMATION INCORPORATED
LEGAL MATTERS.......................................9        BY REFERENCE.....................................10

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         Some of the statements incorporated by reference from documents filed with the Securities and Exchange Commission are or may constitute forward-looking statements. Because statements of this kind are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements.

                               ------------------

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE AS OF THE DATE OF THIS DOCUMENT.

                               ------------------

                                  RISK FACTORS

         You should know that making an investment in our Class A common stock involves some risks, including the risks described below. You should carefully consider the factors described below in addition to the remainder of the prospectus and the documents we incorporate by reference before investing in our shares. The risks that we have highlighted here are not the only ones that we face. Additional risks presently unknown to us or that we currently consider immaterial or unlikely to occur could also impair our operations. If any of the risks actually occur, our business, financial condition or results of operations could be negatively affected. In that case, the trading price of our stock could decline, and you may lose all or part of your investment.

                          RISKS RELATED TO OUR BUSINESS

OUR ACQUISITION STRATEGY MAY NOT BE SUCCESSFUL.

         We intend to continue to acquire pharmaceutical products, novel drug delivery technologies and/or companies that fit into our research, manufacturing, distribution or sales and marketing operations or that could provide us with additional products, technologies or sales and marketing capabilities. We may not be able to successfully identify, evaluate and acquire any such products, technologies or companies or, if acquired, we may not be able to successfully integrate such acquisitions into our business.

WE NEED TO INTERNALLY DEVELOP NEW PRODUCTS TO ACHIEVE OUR
STRATEGIC OBJECTIVES.

         We need to continue to develop and commercialize new brand name products and generic products utilizing our proprietary drug delivery systems to maintain the growth of Ther-Rx, ETHEX and Particle Dynamics. To do this, we will need to identify, develop and commercialize technology enhanced branded products and identify, develop and commercialize drugs that are either off patent or approaching patent expiration and that can be produced and sold by us as generic products using our drug delivery technologies. If we are unable to identify, develop and commercialize new products, we may need to license additional rights to branded or generic products, assuming they would be available for licensing, which could decrease our profitability. We cannot assure you that we will be successful in pursuing these strategies.

WE MAY NOT BE ABLE TO COMMERCIALIZE PRODUCTS UNDER DEVELOPMENT.

         Certain products we are developing will require significant additional development and investment, including preclinical and clinical testing where required, prior to their commercialization. We expect that many of the products will not be commercially available for several years, if at all. We cannot assure you that any of these products or future products will be successfully developed, prove to be safe and effective in clinical trials (if required), meet applicable regulatory standards or be capable of being manufactured in commercial quantities at reasonable cost.

WE DEPEND ON OUR PATENTS AND PROPRIETARY RIGHTS.

         Our success depends, in large part, on our ability to protect our current and future technologies and products, to defend our intellectual property rights and to avoid infringing on the proprietary rights of others. We have been issued numerous patents in the United States and in certain foreign countries which cover our technologies, and have filed, and expect to continue to file, patent applications seeking to protect newly developed technologies and products. Because the pharmaceutical field is crowded and a substantial number of patents have been issued and because the patent position of pharmaceutical companies can be highly uncertain and frequently involves complex legal and factual questions, the breadth of claims allowed in patents relating to pharmaceutical applications or their enforceability cannot be predicted.

         The coverage claimed in a patent application can be significantly reduced before a patent is issued, either in the United States or abroad. Consequently, we do not know whether any of our pending or future patent applications will result in the issuance of patents or, to the extent patents have issued or will issue, whether the patents will be subjected to further proceedings limiting their scope, and whether they will provide significant proprietary protection or competitive advantage, or will be circumvented or invalidated. In addition, because patent applications in the United States are currently maintained in secrecy until patents issue and patent applications in certain other countries generally are not published until more than 18 months after they are first filed, and because publication of discoveries in scientific or patent literature often lags behind actual discoveries, we cannot be certain that we or any licensor was the first creator of inventions covered by pending patent applications or that we or our licensor were the first to file patent applications on such inventions. Furthermore, patents already issued to us or our pending applications may become subject to dispute, and any dispute could be resolved against us. For example, we may become involved in interference proceedings in the U.S. Patent Office, or opposition proceedings in a foreign country. In addition, statutory differences in patentable subject matter may limit the protection we can obtain on some of our inventions outside of the United States. For example, methods of treating humans are not patentable in many countries outside of the United States. These and other issues may prevent us from obtaining patent protection outside of the United States.

         We also rely on trade secrets, unpatented proprietary know-how and continuing technological innovation that we seek to protect, in part by confidentiality agreements with licensees, suppliers, employees and consultants. We cannot assure you that these agreements will not be breached by the other parties to these agreements. We also cannot be certain that we will have adequate remedies for any breach. Disputes may arise concerning the ownership of intellectual property or the applicability or enforceability of our confidentiality agreements and there can be no assurance that any such disputes would be resolved in our favor. Furthermore, our trade secrets and proprietary technology may become known or be independently developed by our competitors or, if patents are not issued with respect to products arising from research, we may not be able to maintain the confidentiality of information relating to the related products.

THIRD PARTIES MAY CLAIM THAT WE INFRINGE ON THEIR PROPRIETARY RIGHTS.

         We may be required to defend against charges of infringement of patent or proprietary rights of third parties. That defense could require us to incur substantial expense and to divert significant effort of our technical and management personnel, and could result in our loss of rights to develop or make certain products or require us to pay monetary damages or royalties to license proprietary rights from third parties. Although patent and intellectual property disputes in the pharmaceutical product area often have been settled through licensing or similar arrangements, costs associated with these arrangements may be substantial and could include ongoing royalties. Furthermore, we cannot be certain that the necessary licenses would be available to us on acceptable terms, if at all. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing and selling certain of our products. Litigation also may be necessary to enforce our patents against others or to protect our know-how or trade secrets. That litigation could result in substantial expense and there can be no assurance that any litigation will be resolved in our favor.

WE MAY BE UNABLE TO MANAGE OUR GROWTH.

         Recently, our businesses and product offerings have grown substantially. This growth and expansion have placed, and are expected to continue to place, a significant strain on our management, operational and financial resources. To manage our growth, we must (1) continue to expand our operational, customer support and financial control systems and
(2) hire, train and retain qualified personnel. We cannot assure you that we will be able to adequately manage our growth. If we are unable to manage our growth effectively, our business, results of operations and financial condition could be materially adversely affected.

WE MAY HAVE FUTURE CAPITAL NEEDS AND FUTURE ISSUANCES OF EQUITY SECURITIES WILL RESULT IN DILUTION.

         We anticipate that funds generated internally, together with funds available under our credit facility, will be sufficient to implement our business plan for the foreseeable future, subject to such additional needs as may arise if substantial acquisition opportunities become available. We may need additional capital if unexpected events occur or opportunities arise. Such additional capital might be raised through our public or private sale of debt or equity securities. If we sell equity securities, your percentage ownership of our company will decrease and you could experience dilution. Furthermore, such securities could have rights, preferences and privileges more favorable than those of the Class A common stock. We cannot assure you that additional funding will be available, or available on terms favorable to us. If funding is not available, we may not be able to fund our expansion, take advantage of acquisition opportunities or respond to competitive pressures.

WE MAY NOT OBTAIN REGULATORY APPROVAL FOR OUR NEW PRODUCTS ON A TIMELY BASIS, OR AT ALL.

         Some of our new products will require FDA approval. FDA approval typically involves lengthy, detailed and costly laboratory and clinical testing procedures. We cannot assure you that the products we are developing will be determined to be safe and effective in these testing procedures.

                          RISKS RELATED TO OUR INDUSTRY

OUR BUSINESS MAY BE ADVERSELY AFFECTED BY CHANGES IN THIRD PARTY
REIMBURSEMENT PRACTICES AND RELATED PRICING PRESSURES.

         The market for our products may be limited by actions of third party payors, such as government and private health insurers and managed care organizations. For example, many managed health care organizations are now controlling the pharmaceuticals that appear on their lists of reimbursable medications. The resulting competition among pharmaceutical companies to place their products on these formulary lists has created a trend of downward pricing pressure in the industry. In addition, many managed care organizations are pursuing various ways to reduce pharmaceutical costs and are considering formulary contracts primarily with those pharmaceutical companies that can offer a full line of products for a given therapy sector or disease state. Our products might not be included in the formulary lists of managed care organizations. Also, downward pricing pressure in the industry generally may negatively impact our results of operations.

         Further, a number of legislative and regulatory proposals aimed at changing the health care system have been proposed. We cannot predict whether any such proposals will be adopted or the effect such proposals may have on our business. The fact that these proposals are pending, the nature of these proposals, and the adoption of any of these proposals are likely to increase industry-wide pricing pressures.

OUR INDUSTRY IS SUSCEPTIBLE TO PRODUCT RELATED LIABILITIES.

         Like all pharmaceutical companies, we face the risk of loss related to the use of products we market from lawsuits and administrative proceedings. We cannot assure you that we can avoid these claims. We cannot be sure that our product liability insurance will be adequate to cover claims or that we will be able to obtain adequate insurance coverage in the future at acceptable costs. We currently have product liability insurance coverage in the amount of $10.0 million per occurrence. However, a successful product liability claim in excess of our coverage could require us to pay substantial sums and adversely affect our results of operations and financial condition.

OUR BUSINESS IS SUBJECT TO EXTENSIVE GOVERNMENT REGULATION.

         Our business is subject to extensive regulation by numerous governmental authorities in the United States and other countries, particularly the U.S. Food and Drug Administration. Failure to comply with applicable FDA or other regulatory requirements may result in criminal prosecution, civil penalties, injunctions, recall or seizure of products and total or partial suspension of production, as well as other regulatory actions against our products and us.

         We market certain drug products in the United States without FDA approval under certain "grandfather" clauses and statutory and regulatory exceptions to the pre-market approval requirement for "new drugs" under the Federal Food, Drug and Cosmetics Act. A determination as to whether a particular product does or does not require FDA pre-market review and approval can involve consideration of numerous complex and imprecise factors. If a determination is made by the FDA that any product marketed without approval requires pre-market approval, the FDA may institute enforcement actions, including product seizure, or an action seeking an injunction against further marketing. As a consequence of these actions, we could be required or could decide to cease distribution of a product until the pre-market approval is obtained. In addition, we may not be able to obtain that approval or the approvals may not be obtained on a timely basis.

         If we should need to obtain pre-market "new drug" approval from the FDA for any of our products, the process for obtaining approval is generally lengthy, expensive and uncertain. Securing FDA approvals often requires applicants to submit extensive and expensive clinical data and supporting information to the FDA. We cannot assure investors that we will be able to obtain necessary regulatory approvals on a timely basis, if at all, for any of our potential products. The FDA also has the authority to revoke for cause drug approvals previously granted.

         In addition to compliance with current Good Manufacturing Practices requirements, drug manufacturers must register each manufacturing facility with the FDA. Manufacturers also must be registered with the Drug Enforcement Administration and similar state and local regulatory authorities if they handle controlled substances, and with the Environmental Protection Agency and similar state and local regulatory authorities if they generate toxic or dangerous wastes. We are currently in material compliance with Good Manufacturing Practices and are registered with the appropriate agencies. Non-compliance with applicable Good Manufacturing Practices requirements or the rules and regulations of these agencies can result in fines, recall or seizure of products, total or partial suspension of production and/or distribution, refusal of government agencies to grant pre-market approval or other product applications and criminal prosecution.

OUR INDUSTRY IS HIGHLY COMPETITIVE.

         Numerous pharmaceutical companies are involved or are becoming involved in the development and commercialization of products incorporating advanced drug delivery systems. Such business is highly competitive, and we believe that competition will continue to increase in the future. Many pharmaceutical companies have invested, and are continuing to invest, significant resources in the development of proprietary drug delivery systems. In addition, several companies have been formed to develop specific advanced drug delivery systems. Many of these pharmaceutical and other companies who may develop drug delivery systems have greater financial, research and development and other resources than we do, as well as more experience in commercializing pharmaceutical and drug delivery products. Such companies may develop products using their drug delivery systems more rapidly than we do or develop drug delivery systems that are more effective than ours and thus may represent significant potential competitors.

         Our generic pharmaceutical business is subject to competitive pressures from a number of companies, some of which have greater financial resources and broader product lines. Competition is generally on price, which can have an adverse effect on profitability as falling prices erode margins. In addition, the continuing consolidation of the customer base (wholesale distributors and retail drug chains) and the impact of managed care organizations will increase competition as suppliers compete for fewer customers. Consolidation of competitors will increase competitive pressures as larger suppliers are able to offer a broader product line.

         Our branded pharmaceutical business is also subject to competition from larger companies, with greater financial resources, that can support a larger sales force. The ability of a sales force to compete is affected by the number of physician calls it can make, which is directly related to its size, the brand name

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

recognition it has in the marketplace and its advertising and promotional efforts. We are not as well established in our branded sales initiative as larger pharmaceutical producers and could be adversely affected by competition from companies with a larger, more established sales force and higher advertising and promotional expenditures.

OUR INDUSTRY EXPERIENCES RAPID TECHNOLOGICAL CHANGE.

         The drug delivery industry is a rapidly evolving field. A number of companies, including major pharmaceutical companies, are developing and marketing advanced delivery systems for the controlled delivery of drugs. Products currently on the market or under development by competitors deliver the same drugs, or other drugs to treat the same indications, as many of the products we market or are developing. The first pharmaceutical generic or branded product to reach the market in a therapeutic area often obtains and maintains significant market share relative to later entrants to the market. Our products also compete with drugs marketed not only in similar delivery systems but also in traditional dosage forms. New drugs, new therapeutic approaches or future developments in alternative drug delivery technologies may provide advantages over the drug delivery systems and products that we are marketing, have developed or are developing.

         Changes in drug delivery technology may require substantial investments by companies to maintain their competitive position and may provide opportunities for new competitors to enter the industry. Developments by others could render our drug delivery products or other technologies uncompetitive or obsolete. If others develop drugs which are cheaper or more effective or which are first to market, sales or prices of our products could decline.

           RISKS RELATED TO AN INVESTMENT IN OUR CLASS A COMMON STOCK

MANAGEMENT STOCKHOLDERS CONTROL OUR COMPANY.

         Our directors and executive officers beneficially own approximately 21.5% of our Class A common stock and 53.3% of our Class B common stock. As a result, these persons control approximately 50.6% of the combined voting power represented by our securities. These persons will retain effective voting control of our company and are expected to continue to have the ability to effectively determine the outcome of any matter being voted on by our stockholders, including the election of directors and any merger, sale of assets or other change in control of our company.

THE MARKET PRICE OF OUR STOCK HAS BEEN AND MAY CONTINUE TO BE VOLATILE.

         The market prices of securities of companies engaged in pharmaceutical development and marketing activities historically have been highly volatile. In addition, any or all of the following may have a significant impact on the market price of the Class A common stock: announcements by us or our competitors of technological innovations or new commercial products; delays in the development or approval of products; developments or disputes concerning patent or proprietary rights; publicity regarding actual or potential medical results relating to products under development; regulatory developments in both the United States and foreign countries; publicity regarding actual or potential acquisitions; public concern as to the safety of drugs or drug technologies; financial results which are different from securities analysts' forecasts; economic and other external factors; and period-to-period fluctuations in financial results.

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WE HAVE ENACTED CHARTER PROVISIONS THAT MAY HAVE ANTI-TAKEOVER EFFECTS.

         Our Certificate of Incorporation authorizes the issuance of common stock in two classes, Class A common stock and Class B common stock. Each share of Class A common stock entitles the holder to one-twentieth of one vote on all matters to be voted upon by stockholders, while each share of Class B common stock entitles the holder to one full vote on each matter considered by the stockholders. In addition, our directors have the authority to issue shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions of those shares without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The existence of two classes of common stock with different voting rights and the ability of our directors to issue additional shares of preferred stock could make it more difficult for a third party to acquire a majority of our voting stock. Other provisions of our Certificate of Incorporation and Bylaws, such as a classified board of directors, also may have the effect of discouraging, delaying or preventing a merger, tender offer or proxy contest, which could have an adverse effect on the market price of the Class A common stock.

                                 USE OF PROCEEDS

         We will not receive any cash proceeds from the issuance of the Class A common stock offered by this prospectus. Instead, we will issue the shares under the 2002 Consultants Plan in exchange for consulting and other services provided to our company by independent consultants.

                PLAN OF DISTRIBUTION FOR SHARES ISSUED UNDER THE
                              2002 CONSULTANTS PLAN

         We will issue shares under the 2002 Consultants Plan in consideration for consulting and other services provided to our company by independent consultants. The amount of shares issued to consultants under the plan will be compensation we believe to be reasonable based upon the fair value of the services provided, as determined by the administrator of the plan in its sole discretion. The value of the shares issued under the plan will be based upon the fair market value of the Class A common stock on the date of issuance. The expenses of the offering are estimated to be $16,210 and will be borne by the company.

         The effective date of the plan is January 3, 2002. All consultants who render services to our company are eligible to participate in the plan. The board of directors, or a committee designated by the board to administer the plan (which committee may consist of one or more directors established in accordance with our Bylaws), shall be the administrator of the plan. The administrator of the plan from time to time may establish additional criteria for eligibility to participate in the plan. In addition, the administrator of the plan shall have the authority to interpret the plan, prescribe rules and procedures relating to the plan and take all other actions necessary or appropriate for the administration of the plan. The determinations of the administrator of the plan shall be final, conclusive and binding.

         The maximum number of shares of Class A common stock which may be issued under the plan is 750,000, subject to adjustment by the administrator of the plan for changes in the Class A common stock resulting from reorganization, sale, merger, consolidation or similar occurrence.

         The administrator of the plan may amend or terminate the plan at any time. The plan will terminate on January 2, 2012.

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         Participants in the plan who receive shares of Class A common stock under the plan may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with subsequent sales of the shares, and any profit on the sale of shares of Class A common stock by the participant may be deemed to be underwriting discounts and commissions.

         Participants in the plan may resell some or all of the shares directly or through brokers, dealers, underwriters, agents or market makers. Any broker, dealer, underwriter, agent or market maker participating in a transaction involving the shares may receive usual and customary commissions from the participant. The broker, dealer, underwriter or market maker may agree to sell a specified number of the shares at a stipulated price per share and, to the extent that such person is unable to do so acting as an agent for a participant, to purchase as principal any of the shares remaining unsold at a price per share required to fulfill the person's commitment to the participant.

         A broker, dealer, underwriter or market maker who acquires the shares from a participant as a principal for its own account may thereafter resell such shares from time to time in transactions (which may involve block or cross transactions and which may also involve sales to or through another broker, dealer, underwriter, agent or market maker, including transactions of the nature described above) on the New York Stock Exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at negotiated prices. In connection with such resales, the broker, dealer, underwriter, agent or market maker may pay commissions to or receive commissions from the purchasers of the shares.

                                  LEGAL MATTERS

         Our attorneys, Thompson Coburn LLP, St. Louis, Missouri, will opine as to the validity of the Class A common stock offered under this prospectus.

                                     EXPERTS

         The consolidated balance sheets as of March 31, 2001 and 2000 and the consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended March 31, 2001 incorporated by reference in this prospectus have been incorporated by reference in reliance upon the report of BDO Seidman, LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Securities and Exchange Commission at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Our filings with the Securities and Exchange Commission also are available to the public from the Securities and Exchange Commission's website at http://www.sec.gov. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information. Our Class A common stock is listed on the New York Stock Exchange and the documents we file with the Securities and Exchange Commission also are available for inspection and copying at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

         We have filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended, covering the shares of Class A common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, you should examine the registration statement that can be obtained at the locations listed above. Statements contained in this prospectus concerning the contents of contracts and other documents are not necessarily complete. You should refer to the contract or other document for all the details.

                      INFORMATION INCORPORATED BY REFERENCE

         The Commission permits us to "incorporate by reference" the information that we have filed with it. This means that we can disclose important information to you by referring you to those documents. We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares are sold:

         o Our Annual Report on Form 10-K for the fiscal year ended March 31, 2001;

         o Our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2001, September 30, 2001 and December 31, 2001; and

         o The description of our Class A common stock contained in our Registration Statement on Form 8-A dated March 22, 1999.

         You may obtain a copy of any or all documents referred to above, without charge, by making a written or telephone request to Manager, Investor Relations, 2503 South Hanley Road, St. Louis, Missouri 63144, telephone (314) 645-6600.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.   Other Expenses of Issuance and Distribution
------------------------------------------------------

         The following table sets forth the expenses in connection with the issuance and distribution of the shares offered hereby, all of which will be paid by the Company (all amounts other than the SEC fees are estimated):

SEC registration fee..........................................      $ 1,960
New York Stock Exchange listing fee...........................        1,750
Legal fees and expenses.......................................       10,000
Accounting fees and expenses..................................        1,500
Miscellaneous.................................................        1,000
                                                                    -------
     Total....................................................      $16,210
                                                                    =======

Item 15.   Indemnification of Directors and Officers
----------------------------------------------------

         Section 145 of the General Corporation Law of the State of Delaware permits indemnification by a corporation of certain officers, directors, employees and agents. Consistent therewith, Article IX of the Company's Bylaws requires that the Company indemnify all persons whom it may indemnify pursuant thereto to the fullest extent permitted by Section 145. Article IX also provides that expenses incurred by an officer or director of the Company, in defending a civil or criminal action, suit or proceeding, may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

         In addition, Article 12 of the Company's Certificate of Incorporation provides that directors of the Company shall not be personally liable for monetary damages to the Company or its stockholders for a breach of fiduciary duty as a director, except for liability as a result of (i) a breach of the director's duty of loyalty to the Company or its stockholders;
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) an act related to the unlawful stock repurchase or payment of a dividend under Section 174 of Delaware General Corporation Law; and (iv) transactions from which the director derived an improper personal benefit.

         The Company maintains a policy of insurance under which the directors and officers of the Company are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers.

Item 16.   Exhibits
-------------------

See Exhibit Index.

Item 17.   Undertakings
-----------------------

(a)    The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis and State of Missouri on the 1st day of May, 2002.

                                  K-V PHARMACEUTICAL COMPANY
                                  (Registrant)


                                  By:   /s/ Marc S. Hermelin
                                     ----------------------------------------
                                      Marc S. Hermelin
                                      Vice Chairman of the Board and Chief
                                      Executive Officer

         Each of the undersigned hereby appoints Gerald R. Mitchell and Alan G. Johnson, and each of them (with full power to act alone), as attorneys and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments and exhibits to this Registration Statement, and all instruments necessary or advisable in connection therewith, said attorneys and agents to have the authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and, we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents to any and such amendments and instruments.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons and in the capacities and on the dates indicated.



          SIGNATURE                                 TITLE                             DATE
          ---------                                 -----                             ----


/s/ Marc S. Hermelin              Director, Vice Chairman of the Board             May 1, 2002
------------------------------    and Chief Executive Officer
Marc S. Hermelin                  (Principal Executive Officer)


/s/ Victor M. Hermelin            Director and Chairman of the Board               May 1, 2002
------------------------------
Victor M. Hermelin


/s/ Alan G. Johnson               Director and Secretary                           May 1, 2002
------------------------------    Senior Vice President, Acquisitions,
Alan G. Johnson                   Strategic Planning and Corporate Growth


/s/ Garnet E. Peck                Director                                         May 1, 2002
------------------------------
Garnet E. Peck, Ph.D.

                                   II-4



/s/ Norman D. Schellenger         Director                                         May 1, 2002
------------------------------
Norman D. Schellenger


/s/ Kevin S. Carlie               Director                                         May 1, 2002
------------------------------
Kevin S. Carlie


/s/ Gerald R. Mitchell            Vice President, Treasurer and Chief              May 1, 2002
------------------------------    Financial Officer
Gerald R. Mitchell                (Principal Financial and Accounting Officer)


                                  EXHIBIT INDEX

EXHIBIT                                    DESCRIPTION
-------                                    -----------

4(a) The Company's Certificate of Incorporation, as amended, which was filed as Exhibit 3(a) to the Company's Annual Report on Form 10-K for the year ended March 31, 1981, is incorporated herein by this reference.

4(b) Certificate of Amendment of Certificate of Incorporation of the Company, effective March 7, 1983, which was filed as
                  Exhibit 3(c) to the Company's Annual Report on form 10-K for the year ended March 31, 1983, is incorporated herein by this reference.

4(c) Certificate of Amendment of Certificate of Incorporation of the Company, effective June 9, 1987, which was filed as
                  Exhibit 3(d) to the Company's Annual Report on Form 10-K for the year ended March 31, 1988, is incorporated herein by this reference.

4(d) Certificate of Amendment to Certificate of Incorporation of the Company, effective September 24, 1987, which was filed as Exhibit 3(f) to the Company's Annual Report on Form
                  10-K for the year ended March 31, 1988, is incorporated herein by this reference.

4(e) Certificate of Amendment to Certificate of Incorporation of the Company, effective July 17, 1986, which was filed as
                  Exhibit 3(e) to the Company's Annual Report on Form 10-K for the year ended March 31, 1996, is incorporated herein by this reference.

4(f) Certificate of Amendment to Certificate of Incorporation of the Company, effective December 23, 1991, which was filed as
                  Exhibit 3(f) to the Company's Annual Report on Form 10-K for the year ended March 31, 1996, is incorporated herein by this reference.

4(g) Certificate of Amendment to Certificate of Incorporation of the Company, effective September 3, 1998.

4(h) Bylaws of the Company, as amended through November 18, 1982, which was filed as Exhibit 3(e) to the Company's Annual Report on Form 10-K for the year ended March 31, 1993, is incorporated herein by this reference.

4(i)              Amendment to Bylaws of the Company, effective July 2, 1984.

4(j)              Amendment to Bylaws of the Company, effective
                  December 4, 1986.

4(k)              Amendment to Bylaws of the Company, effective
                  March 17, 1992.

4(l)              Amendment to Bylaws of the Company, effective
                  November 18, 1992.

4(m) Amendment to Bylaws of the Company, effective December 30, 1993, which was filed as Exhibit 3(h) to the Company's Annual Report on Form 10-K for the year ended March 31, 1996, is incorporated herein by this reference.

5                 Opinion of Thompson Coburn LLP.

23(a)             Consent of BDO Seidman, L.L.P.

23(b)             Consent of Thompson Coburn LLP (included in Exhibit 5).

24                Power of Attorney (set forth on signature page).

99                K-V Pharmaceutical Company 2002 Consultants Plan.